Exhibit 99.1

Investor Relations:	Deborah Abraham
Vice President, Investor Relations
(212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS SECOND QUARTER FISCAL 2012 RESULTS

NEW YORK – August 6, 2012 -- The Warnaco Group, Inc. (NYSE: WRC) today reported results for the second quarter ended June 30, 2012.

For the second quarter:

•	Net revenues decreased 5%, to $563.9 million, compared to the prior year quarter.
•	Net revenues, in constant currency, were flat compared to the prior year quarter.
•	The Company incurred a $12.0 million impairment charge pertaining to the note receivable related to its 2008 sale of Lejaby® to Palmers Textil AG, referred to as the Lejaby impairment charge.
•	Income per diluted share from continuing operations was $0.23, compared to $1.01 in the prior year quarter.
•
Income per diluted share from continuing operations on an adjusted, non-GAAP basis was $0.72 compared to $0.82 in the prior year quarter (which excludes restructuring expense, pension expense, tax-related items and, for the current quarter, the Lejaby impairment charge).

The accompanying tables provide a reconciliation of actual results to the adjusted, non-GAAP results.

The Company believes it is valuable for users of the Company’s financial statements to be made aware of the adjusted financial information, as such measures are used by management to evaluate the operating performance of the Company’s continuing businesses on a comparable basis and to make operating and strategic decisions.  In addition, the Company uses performance targets based, in part, on non-GAAP income from continuing operations and non-GAAP operating income as a component of the measurement of certain employee incentive compensation.

“Our second quarter results were in line with our projections.  As expected, a positive performance in Asia and Latin America during the quarter offset softness in Europe and the U.S.  Despite a decline in comparable store sales, reflecting challenging macroeconomic conditions, our Calvin Klein direct-to-consumer business was up 6% in constant currency, further validating our core international and retail expansion strategies.  Speedo had a great quarter reflecting the benefit of our Olympic initiatives as well as the kickoff of our segmentation strategy, which will drive future growth for the brand.  In addition, we continued to exercise disciplined control over our expenses while continuing to invest in our direct-to-consumer expansion.  We took further action in Europe, as we previously announced, to position the business for improved operating performance over time,” commented Helen McCluskey, Warnaco’s President and Chief Executive Officer.

“We are making progress in reshaping our organization to reflect the consumer-centric vision I outlined earlier in the year.  We are very excited about the caliber of talent we are attracting to our design and merchandising teams as we consolidate the group into New York.  We are confident that we are taking the appropriate actions to ensure that these changes will have a significant benefit for the business over the long term.”

“In the near term, looking ahead to the second half, with good visibility to forward bookings and more favorable product costs, we expect second half net revenue and gross margin to increase and to meet our projections for the balance of 2012,” concluded McCluskey.

Adjusted Fiscal 2012 Outlook

For fiscal 2012, primarily based on the adverse effect of recent foreign currency exchange rates, the Company now anticipates:

•	Net revenues, on a reported basis, will be down 2% to flat (up approximately 2% - 4% based on constant currency) compared to fiscal 2011; and
•	Adjusted, non-GAAP diluted earnings per share from continuing operations (excluding restructuring expense, pension expense and the Lejaby impairment charge) in the range of $4.00 - $4.15.

Schedule 7 of the accompanying tables provides a reconciliation of anticipated diluted earnings per share from continuing operations, on a GAAP basis of $2.94- $3.00 per diluted share (assuming minimal pension expense), to the adjusted, non-GAAP fiscal 2012 outlook above.

Prior guidance was for net revenue growth in the range of 0%-2% (and 2%-4% based on constant currency) compared to fiscal 2011 and adjusted, non-GAAP diluted earnings per share from continuing operations (excluding restructuring expense and pension expense) in the range of $4.00 - $4.25.

Second Quarter Highlights

Total Company

Net revenues fell 5% to $563.9 million, compared to the prior year period and were flat in constant currency.  In the quarter, a 10% increase in Swimwear Group net revenues, fueled by a powerful performance from Speedo®, were more than offset by declines in Sportswear and Intimate Apparel net revenues.  Challenging market conditions, particularly in the U.S. and Europe, a more promotional environment and the unfavorable effects of fluctuations in currency exchange rates adversely affected the Company’s net revenues.

Gross margin decreased 130 basis points to 42% of net revenues, compared to the prior year period, due primarily to product cost inflation, increased customer allowances and the effects of currency fluctuations.  Gross profit decreased 8% compared to the prior year quarter to $238.9 million. Selling, General & Administrative “SG&A” expense was down 2%, compared to the prior year quarter, to $199.3 million; however, as a percentage of net revenues, SG&A expense increased 110 basis points to 35% of net revenues.  SG&A, in the quarter, was adversely impacted by approximately $13.1 million of restructuring expense as well as increased expense related to the Company’s growth in its direct-to-consumer square footage, which was more than offset by disciplined expense control related to its wholesale businesses and lower employee compensation and professional fees.

Operating income was $32.8 million, a decline of $19.8 million, or 38%, compared to the prior year quarter, and includes approximately $16.2 million of restructuring expense.

Other expense was $12.9 million compared to other income of $0.2 million in the prior year quarter.  The increase was primarily due to an impairment charge to the Company’s receivables recorded in the quarter (related to a note issued by Palmers Textil AG in connection with the Company’s 2008 sale of the Lejaby business to Palmers) as the Company now expects that a portion of the receivable might not be collectible.

Income from continuing operations decreased to $9.6 million, or $0.23 per diluted share, compared to $45.6 million, or $1.01 per diluted share, in the prior year quarter.  On an adjusted, non-GAAP basis (excluding costs related to restructuring expense, pension expense, the impairment charge related to the Palmer’s note and tax-related items), income from continuing operations was $30.2 million, or $0.72 per diluted share, compared to $37.0 million, or $0.82 per diluted share, in the prior year period.

The effect of fluctuations in foreign currency exchange rates for the quarter decreased net revenues, gross profit and SG&A by $27.2 million, $12.8 million and $11.9 million, respectively, compared to the prior year quarter and had an immaterial effect on income per diluted share from continuing operations.  An additional discussion regarding the effects of fluctuations in foreign currency exchange rates on operating results can be found in the Company’s Form 10-Q for the quarter ended June 30, 2012, which will be filed with the Securities and Exchange Commission.

The effective tax rate in the quarter was 42%, compared to 9% in the prior year quarter. The second quarter’s effective tax rate primarily reflects a year-to-date adjustment based upon a higher estimated annual effective tax rate, while the prior year quarter reflects the benefit of approximately $10 million related to the recognition of net operating losses in a foreign jurisdiction. The Company expects its full year Fiscal 2012 adjusted non-GAAP effective tax rate to be approximately 32.5%.

Balance Sheet

Cash and cash equivalents at June 30, 2012 were $295.3 million compared to $294.8 million at July 2, 2011.  During the twelve month period ended June 30, 2012, the Company used more than $138.4 million to purchase 2.9 million shares of its common stock, under its Board authorized repurchase programs, including 200,000 shares purchased in the second quarter 2012, for approximately $8.8 million.  The Company ended the quarter in a net cash position of $43.0 million.

Inventories at June 30, 2012 were $330.6 million, down $24.8 million (or 7%) compared to $355.4 million at July 2, 2011.  Disciplined inventory management and fluctuations in foreign currency exchange rates more than offset inventory increases related to the expansion of the Company’s direct-to-consumer business as well as increased product costs.  The Company remains comfortable with the quality of its inventory and expects inventory to decline through the remainder of fiscal 2012.

Conference Call Information

Stockholders and other persons are invited to listen to the second quarter fiscal 2012 earnings conference call scheduled for today, Monday, August 6, 2012, at 4:30 p.m. EDT.  To participate in Warnaco’s conference call, dial (877) 692-2592 approximately five minutes prior to the 4:30 p.m. start time.  The call will also be broadcast live over the Internet at www.warnaco.com.  An online archive will be available following the call.

This press release was furnished to the SEC (www.sec.gov) and may also be accessed through the Company’s internet website: www.warnaco.com.

ABOUT WARNACO
The Warnaco Group, Inc., headquartered in New York, is a leading global apparel company engaged in the business of designing, sourcing, marketing and selling men’s, women’s and children’s sportswear and accessories, intimate apparel, and swimwear under such owned and licensed brands as Calvin Klein®, Speedo®, Chaps®, Warner's® and Olga®.  For more information, visit www.warnaco.com.

FORWARD-LOOKING STATEMENTS

The Warnaco Group, Inc. notes that this press release, the conference call scheduled for August 6, 2012 and certain other written, electronic and oral disclosure made by the Company from time to time, may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results, targets or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact, including, without limitation, future financial targets, are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words "believe," "anticipate," "estimate," "expect," "intend," "may," "project," "scheduled to," "seek," "should," "will be," "will continue," "will likely result," “targeted,” or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the headings "Risk Factors" and "Statement Regarding Forward-Looking Disclosure," as such disclosure may be modified or supplemented from time to time), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: the Company's ability to execute its repositioning and sale initiatives (including achieving enhanced productivity and profitability) previously announced; deterioration in global or regional or other macroeconomic conditions that affect the apparel industry, including turmoil in the financial and credit markets; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; the Company’s failure to use the most recent and effective advertising media to reach customers; further declines in prices in the apparel industry and other pricing pressures; declining sales resulting from increased competition in the Company’s markets; increases in the prices of raw materials or costs to produce or transport products; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; possible additional tax liabilities; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company’s ability to protect its intellectual property or the costs incurred by the Company related thereto; the risk of product safety issues, defects or other production problems associated with the Company’s products; the Company’s dependence on a limited number of customers; the effects of consolidation in the retail sector; the Company’s dependence on license agreements with third parties including, in particular, its license agreement with CKI, the licensor of the Company’s Calvin Klein brand name; the Company’s dependence on the reputation of its brand names, including, in particular, Calvin Klein; the Company’s exposure to conditions in overseas markets in connection with the Company’s foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; unanticipated future internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the effects of fluctuations in the value of investments of the Company’s pension plan; the sufficiency of cash to fund operations, including capital expenditures; the Company recognizing impairment charges for its long-lived assets; uncertainty over the outcome of litigation matters and other proceedings; the Company's ability to service its indebtedness, the effect of changes in interest rates on the Company's indebtedness that is subject to floating interest rates and the limitations imposed on the Company's operating and financial flexibility by the agreements governing the Company's indebtedness; the Company’s dependence on its senior management team and other key personnel; the Company’s reliance on information technology; the limitations on purchases under the Company's share repurchase program contained in the Company's debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares; the Company’s inability to achieve its financial targets and strategic objectives, as a result of one or more of the factors described above, changes in the assumptions underlying the targets or goals, or otherwise; the inability to successfully implement restructuring and disposition activities; the Company’s inability to successfully transition its sourcing, design and merchandising functions related to Calvin Klein Jeans from Italy to New York; the failure of acquired businesses to generate expected levels of revenues; the failure of the Company to successfully integrate such businesses with its existing businesses (and as a result, not achieving all or a substantial portion of the anticipated benefits of such acquisitions); and such acquired businesses being adversely affected, including by one or more of the factors described above and thereby failing to achieve anticipated revenues and earnings growth.

The Company encourages investors to read the section entitled "Risk Factors" and the discussion of the Company's critical accounting policies under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Critical Accounting Policies" included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as such discussions may be modified or supplemented by subsequent reports that the Company files with the SEC. The discussion in this press release is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Net revenues	$563,911	$591,387	$1,179,452	$1,253,548
Cost of goods sold	324,972	333,117	673,028	700,140
Gross profit	238,939	258,270	506,424	553,408
Selling, general and administrative expenses	199,344	202,854	411,965	425,491
Amortization of intangible assets	6,850	3,126	9,549	6,285
Pension income	(55)	(309)	(109)	(621)
Operating income	32,800	52,599	85,019	122,253
Other loss (income)	12,894	(215)	12,625	(859)
Interest expense	4,645	3,460	9,094	6,156
Interest income	(1,001)	(810)	(1,874)	(1,556)
Income from continuing operations before provision for income taxes and non-controlling interest	16,262	50,164	65,174	118,512
Provision for income taxes	6,822	4,598	22,813	28,414
Income from continuing operations before non-controlling interest	9,440	45,566	42,361	90,098
Income (loss) from discontinued operations, net of taxes	(9)	(63)	3,025	(564)
Net income	9,431	45,503	45,386	89,534
Less: Net loss attributable to the non-controlling interest	(185)	-	(146)	-
Net income attributable to Warnaco Group	9,616	45,503	45,532	89,534

Amounts attributable to Warnaco Group common shareholders:
Income from continuing operations, net of taxes	$9,625	$45,566	$42,507	$90,098
Income (loss) from discontinued operations, net of taxes	(9)	(63)	3,025	(564)
Net income	$9,616	$45,503	$45,532	$89,534

Basic income per common share:
Income from continuing operations	$0.23	$1.03	$1.03	$2.03
Income (loss) from discontinued operations	-	-	0.07	(0.01)
Net income	$0.23	$1.03	$1.10	$2.02

Diluted income per common share:
Income from continuing operations	$0.23	$1.01	$1.01	$1.99
Income (loss) from discontinued operations	-	-	0.07	(0.02)
Net income	$0.23	$1.01	$1.08	$1.97

Weighted average number of shares outstanding used in computing income per common share:
Basic	40,962,008	43,622,535	40,746,295	43,757,202
Diluted	41,551,860	44,458,373	41,505,033	44,698,317

Schedule 2

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30, 2012	December 31, 2011	July 2, 2011

ASSETS
Current assets:
Cash and cash equivalents	$295,346	$232,531	$294,802
Accounts receivable, net	283,370	322,976	320,416
Inventories	330,571	350,835	355,384
Other current assets	159,118	158,288	166,333
Total current assets	1,068,405	1,064,630	1,136,935

Property, plant and equipment, net	127,950	133,022	130,566
Intangible and other assets	522,173	550,198	596,787
TOTAL ASSETS	$1,718,528	$1,747,850	$1,864,288

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$46,399	$47,513	$12,673
Accounts payable and accrued liabilities	304,293	354,452	344,591
Taxes	14,206	43,238	23,589
Liabilities of discontinued operations	-	6,797	3,433
Total current liabilities	364,898	452,000	384,286
Long-term debt	206,360	208,477	210,631
Other long-term liabilities	171,974	174,973	232,448
Redeemable non-controlling interest	15,200	15,200	-
Total stockholders' equity	960,096	897,200	1,036,923
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,718,528	$1,747,850	$1,864,288

NET CASH AND CASH EQUIVALENTS (NET DEBT)	$42,587	$(23,459)	$71,498

Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands)
(Unaudited)

Net revenues:	Three Months Ended	Three Months Ended	Increase /	%	Constant $
	June 30, 2012	July 2, 2011	(Decrease)	Change	% Change (a)
Sportswear Group	$265,028	$286,289	$(21,261)	-7.4%	-1.2%
Intimate Apparel Group	212,126	226,443	(14,317)	-6.3%	-2.7%
Swimwear Group	86,757	78,655	8,102	10.3%	11.9%
Net revenues	$563,911	$591,387	$(27,476)	-4.6%	0.0%

	Three Months Ended	% of Group	Three Months Ended	% of Group
	June 30, 2012	Net Revenues	July 2, 2011	Net Revenues
Operating income (loss):
Sportswear Group (b), (c)	$(11,283)	-4.3%	$15,957	5.6%
Intimate Apparel Group (b), (c)	25,993	12.3%	34,470	15.2%
Swimwear Group (b), (c)	13,645	15.7%	10,705	13.6%
Unallocated corporate (c), (d)	4,445	na	(8,533)	na
Operating income	$32,800	na	$52,599	na

Operating income as a percentage of total net revenues	5.8%		8.9%

(a) Reflects the percentage increase (decrease) in net revenues for the Three Months Ended June 30, 2012, compared to the Three Months Ended July 2, 2011, assuming foreign-based net revenues for the Three Months Ended June 30, 2012 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Three Months Ended July 2, 2011.  See Schedule 6a.

(b) Shared services expenses included in the operating income of the business groups are as follows:

	Three Months Ended	Three Months Ended
	June 30, 2012	July 2, 2011
Sportswear Group	$7,556	$6,970
Intimate Apparel Group	$5,703	$4,992
Swimwear Group	$2,891	$2,435

(c) Includes restructuring charges and other exit costs as follows:

	Three Months Ended	Three Months Ended
	June 30, 2012	July 2, 2011
Sportswear Group	$11,986	$1,974
Intimate Apparel Group	3,223	1,480
Swimwear Group	806	1,187
Unallocated corporate	197	313
	$16,212	$4,954

(d) For the Three Months Ended June 30, 2012 compared to the Three Months Ended July 2, 2011, primarily reflects decreases in employee compensation, decreases in other general administrative and professional fees, and decreases in foreign exchange gains.

Schedule 3a

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands)
(Unaudited)

Net revenues:	Six Months Ended	Six Months Ended	Increase /	%	Constant $
	June 30, 2012	July 2, 2011	(Decrease)	Change	% Change (a)
Sportswear Group	$565,831	$625,760	$(59,929)	-9.6%	-6.0%
Intimate Apparel Group	435,003	447,437	(12,434)	-2.8%	-0.4%
Swimwear Group	178,618	180,351	(1,733)	-1.0%	0.1%
Net revenues	$1,179,452	$1,253,548	$(74,096)	-5.9%	-3.1%

	Six Months Ended	% of Group	Six Months Ended	% of Group
	June 30, 2012	Net Revenues	July 2, 2011	Net Revenues
Operating income (loss):
Sportswear Group (b), (c)	$2,300	0.4%	$54,557	8.7%
Intimate Apparel Group (b), (c)	55,947	12.9%	65,007	14.5%
Swimwear Group (b), (c)	28,482	15.9%	24,773	13.7%
Unallocated corporate (c), (d)	(1,710)	na	(22,084)	na
Operating income	$85,019	na	$122,253	na

Operating income as a percentage of total net revenues	7.2%		9.8%

(a) Reflects the percentage increase (decrease) in net revenues for the Six Months Ended June 30, 2012 compared to the Six Months Ended July 2, 2011, assuming foreign-based net revenues for the Six Months Ended June 30, 2012 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Six Months Ended July 2, 2011.  See Schedule 6b.

(b)  Shared services expenses included in the operating income of the business groups are as follows:

	Six Months Ended	Six Months Ended
	June 30, 2012	July 2, 2011
Sportswear Group	$14,589	$13,843
Intimate Apparel Group	$10,870	$9,701
Swimwear Group	$5,598	$5,225

(c) Includes restructuring charges and other exit costs as follows:

	Six Months Ended	Six Months Ended
	June 30, 2012	July 2, 2011
Sportswear Group	$15,677	$3,624
Intimate Apparel Group	6,251	2,922
Swimwear Group	827	4,264
Unallocated corporate	47	633
	$22,802	$11,443

(d) For the Six Months Ended June 30, 2012 compared to the Six Months Ended July 2, 2011, primarily reflects decreases in restructuring charges, decreases in employee compensation, decreases in other general administrative and professional fees, and decreases in foreign exchange gains.

Schedule 4
THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY REGION
(Dollars in thousands)
(Unaudited)

By Region:	Net Revenues
	Three Months Ended June 30, 2012	Three Months Ended July 2, 2011	Increase / (Decrease)	% Change	Constant $ % Change (a)
United States	$247,827	$250,645	$(2,818)	-1.1%	-1.1%
Europe	107,728	128,093	(20,365)	-15.9%	-7.1%
Asia	116,432	113,785	2,647	2.3%	4.9%
Mexico and Central and South America	61,978	62,132	(154)	-0.2%	18.3%
Canada (b)	29,946	36,732	(6,786)	-18.5%	-14.5%
Total	$563,911	$591,387	$(27,476)	-4.6%	0.0%

	Operating Income (loss)
	Three Months Ended June 30, 2012	% of Net Revenues	Three Months Ended July 2, 2011	% of Net Revenues	Increase / (Decrease)	% Change
United States (c)	$20,751	8.4%	$34,043	13.6%	$(13,292)	-39.0%
Europe (c)	(17,159)	-15.9%	(8,088)	-6.3%	(9,071)	-112.2%
Asia (c)	14,243	12.2%	18,604	16.4%	(4,361)	-23.4%
Mexico and Central and South America (c)	6,861	11.1%	13,044	21.0%	(6,183)	-47.4%
Canada (c)	3,659	12.2%	3,529	9.6%	130	3.7%
Unallocated corporate (c), (d), (e)	4,445	na	(8,533)	na	12,978	152.1%
Total	$32,800	5.8%	$52,599	8.9%	$(19,799)	-37.6%

(a) Reflects the percentage increase (decrease) in net revenues for the Three Months Ended June 30, 2012, compared to the Three Months Ended July 2, 2011, assuming foreign-based net revenues for the Three Months Ended June 30, 2012 are translated into U.S. dollars using the same foreign currency exchange rates in the calculation of net revenues for the Three Months Ended July 2, 2011. See Schedule 6a.

(b) The decrease in net revenues for the Three Months Ended June 30, 2012 compared to the Three Months Ended July 2, 2011 is primarily due to the closure of outlet stores during Fiscal 2011.

(c) Includes restructuring charges and other exit costs as follows:

	Three Months Ended June 30, 2012	Three Months Ended July 2, 2011
United States	$7,358	$1,589
Europe	8,192	797
Asia	96	-
Canada	158	2,255
Mexico and Central and South America	210	(1)
Unallocated corporate	198	314
Total	$16,212	$4,954

(d) Includes expense of $346 during the Three Months Ended June 30, 2012 in connection with the Company's decision to consolidate its sourcing/design/merchandising functions related to Calvin Klein Jeans, which are currently located in both Europe and New York, entirely to New York.  These costs are recorded in "unallocated corporate expenses" and not in the Sportswear Group.

(e) For the Three Months Ended June 30, 2012 compared to the Three Months Ended July 2, 2011, primarily reflects decreases in employee compensation, decreases in other general administrative and professional fees, and decreases in foreign exchange gains.

Schedule 4a

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY REGION
(Dollars in thousands)
(Unaudited)

By Region:	Net Revenues
	Six Months Ended June 30, 2012	Six Months Ended July 2, 2011	Increase / (Decrease)	% Change	Constant $ % Change (a)
United States	$496,236	$535,788	$(39,552)	-7.4%	-7.4%
Europe	254,040	296,562	(42,522)	-14.3%	-9.1%
Asia	254,195	240,561	13,634	5.7%	6.5%
Mexico and Central and South America	115,081	113,850	1,231	1.1%	14.5%
Canada (b)	59,900	66,787	(6,887)	-10.3%	-7.3%
Total	$1,179,452	$1,253,548	$(74,096)	-5.9%	-3.1%

	Operating Income (loss)
	Six Months Ended June 30, 2012	% of Net Revenues	Six Months Ended July 2, 2011	% of Net Revenues	Increase / (Decrease)	% Change
United States (c)	$50,400	10.2%	$76,153	14.2%	$(25,753)	-33.8%
Europe (c)	(19,022)	-7.5%	(2,512)	-0.8%	(16,510)	-657.2%
Asia (c)	40,337	15.9%	45,046	18.7%	(4,709)	-10.5%
Mexico and Central and South America (c)	8,962	7.8%	19,986	17.6%	(11,024)	-55.2%
Canada(c)	6,052	10.1%	5,664	8.5%	388	6.9%
Unallocated corporate (c), (d), (e)	(1,710)	na	(22,084)	na	20,374	92.3%
Total	$85,019	7.2%	$122,253	9.8%	$(37,234)	-30.5%

(a) Reflects the percentage increase (decrease) in net revenues for the Six Months Ended June 30, 2012 compared to the Six Months Ended July 2, 2011, assuming foreign-based net revenues for the Six Months Ended June 30, 2012 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Six Months Ended July 2, 2011. See Schedule 6b.

(b) The decrease in net revenues for the Six Months Ended June 30, 2012 compared to the Six Months Ended July 2, 2011 is primarily due to the closure of outlet stores during Fiscal 2011.

(c) Includes restructuring charges and other exit costs as follows:

	Six Months Ended June 30, 2012	Six Months Ended July 2, 2011

United States	$8,191	$4,626
Europe	11,306	1,766
Asia	96	-
Canada	2,385	4,352
Mexico and Central and South America	778	67
Unallocated corporate	46	632
Total	$22,802	$11,443

(d) Includes expense of $346 during the Six Months Ended June 30, 2012 in connection with the Company's decision to consolidate its sourcing/design/merchandising functions related to Calvin Klein Jeans, which are currently located in both Europe and New York, entirely to New York.  These costs are recorded in "unallocated corporate expenses" and not in the Sportswear Group.

(e) For the Six Months Ended June 30, 2012 compared to the Six Months Ended July 2, 2011, primarily reflects decreases in restructuring charges, decreases in employee compensation, decreases in other general administrative and professional fees, and decreases in foreign exchange gains.

Schedule 5
THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY CHANNEL
(Dollars in thousands)
(Unaudited)

By Channel:	Net Revenues
	Three Months Ended June 30, 2012	Three Months Ended July 2, 2011	Increase / (Decrease)	% Change	Constant $ % Change (a)
Wholesale	$391,973	$417,251	$(25,278)	-6.1%	-2.5%
Retail	171,938	174,136	(2,198)	-1.3%	5.9%
Total	$563,911	$591,387	$(27,476)	-4.6%	0.0%

	Operating Income (loss)
	Three Months Ended June 30, 2012	% of Net Revenues	Three Months Ended July 2, 2011	% of Net Revenues	Increase / (Decrease)	% Change
Wholesale (b), (c)	$22,152	5.7%	$42,387	10.2%	$(20,235)	-47.7%
Retail (b), (c)	6,203	3.6%	18,745	10.8%	(12,542)	-66.9%
Unallocated corporate(c), (d), (e)	4,445	na	(8,533)	na	12,978	152.1%
Total	$32,800	5.8%	$52,599	8.9%	$(19,799)	-37.6%

(a) Reflects the percentage increase (decrease) in net revenues for the Three Months Ended June 30, 2012, compared to the Three Months Ended July 2, 2011, assuming foreign-based net revenues for the Three Months Ended June 30, 2012 are translated into U.S. dollars using the same foreign currency exchange rates in the calculation of net revenues for the Three Months Ended July 2, 2011. See Schedule 6a.

(b) For the Three Months Ended June 30, 2012 and the Three Months Ended July 2, 2011, wholesale operating income includes an intercompany profit of $6,372 and $4,730, respectively, related to certain inventories sold by the retail business to end consumers. Conversely, for the Three Months Ended June 30, 2012 and the Three Months Ended July 2, 2011, retail operating income includes an intercompany charge of $6,372 and $4,730, respectively, related to these inventories.

(c) Includes restructuring charges and other exit costs as follows:

	Three Months Ended June 30, 2012	Three Months Ended July 2, 2011
Wholesale	$9,246	$3,334
Retail	6,768	1,307
Unallocated corporate	198	313
Total	$16,212	$4,954

(d) Includes expense of $346 during the Three Months Ended June 30, 2012 in connection with the Company's decision to consolidate its sourcing/design/merchandising functions related to Calvin Klein Jeans, which are currently located in both Europe and New York, entirely to New York.  These costs are recorded in "unallocated corporate expenses" and not in the Sportswear Group.

(e) For the Three Months Ended June 30, 2012 compared to the Three Months Ended July 2, 2011, primarily reflects decreases in employee compensation, decreases in other general administrative and professional fees, and decreases in foreign exchange gains.

Schedule 5a
THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY CHANNEL
(Dollars in thousands)
(Unaudited)

By Channel:	Net Revenues
	Six Months Ended June 30, 2012	Six Months Ended July 2, 2011	Increase / (Decrease)	% Change	Constant $ % Change (a)
Wholesale	$828,491	$911,335	$(82,844)	-9.1%	-7.0%
Retail	350,961	342,213	8,748	2.6%	7.1%
Total	$1,179,452	$1,253,548	$(74,096)	-5.9%	-3.1%

	Operating Income (loss)
	Six Months Ended June 30, 2012	% of Net Revenues	Six Months Ended July 2, 2011	% of Net Revenues	Increase / (Decrease)	% Change
Wholesale (b), (c)	$77,048	9.3%	$118,058	13.0%	$(41,010)	-34.7%
Retail (b), (c)	9,681	2.8%	26,279	7.7%	(16,598)	-63.2%
Unallocated corporate (c), (d), (e)	(1,710)	na	(22,084)	na	20,374	92.3%
Total	$85,019	7.2%	$122,253	9.8%	$(37,234)	-30.5%

(a) Reflects the percentage increase (decrease) in net revenues for the Six Months Ended June 30, 2012, compared to the Six Months Ended July 2, 2011, assuming foreign-based net revenues for the Six Months Ended June 30, 2012 are translated into U.S. dollars using the same foreign currency exchange rates in the calculation of net revenues for the Six Months Ended July 2, 2011. See Schedule 6b.

(b) For the Six Months Ended June 30, 2012 and the Six Months Ended July 2, 2011, wholesale operating income includes an intercompany profit of $17,132 and $15,218, respectively, related to certain inventories sold by the retail business to end consumers. Conversely, for the Six Months Ended June 30, 2012 and the Six Months Ended July 2, 2011, retail operating income includes an intercompany charge of $17,132 and $15,218, respectively, related to these inventories.

(c) Includes restructuring charges and other exit costs as follows:

	Six Months Ended June 30, 2012	Six Months Ended July 2, 2011
Wholesale	$12,765	$9,504
Retail	9,991	1,307
Unallocated corporate	46	632
Total	$22,802	$11,443

(d) Includes expense of $346 during the Six Months Ended June 30, 2012 in connection with the Company's decision to consolidate its sourcing/design/merchandising functions related to Calvin Klein Jeans, which are currently located in both Europe and New York, entirely to New York. These costs are recorded in "unallocated corporate expenses" and not in the Sportswear Group.

(e) For the Six Months Ended June 30, 2012 compared to the Six Months Ended July 2, 2011, primarily reflects decreases in restructuring charges, decreases in employee compensation, decreases in other general administrative and professional fees, and decreases in foreign exchange gains.

Schedule 6
THE WARNACO GROUP, INC.
NON-GAAP MEASURES
(Dollars in thousands, excluding per share amounts)
(Unaudited)

The Warnaco Group, Inc.'s ("Warnaco Group" and, collectively with its subsidiaries, the "Company") reported financial results are presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The reported operating income, income from continuing operations and diluted earnings per share from continuing operations reflect certain items which affect the comparability of those reported results. Those financial results are also presented on a non-GAAP basis, as defined by Regulation S-K Section 10(e) issued by the Securities and Exchange Commission to exclude the effect of these items. The Company’s computation of these non-GAAP measures may vary from others in its industry. These non-GAAP financial measures are not intended to be, and should not be, considered in isolation from, or as a substitute for, the most directly comparable GAAP financial measure to which they are reconciled, as presented in the following table:

	Three Months Ended*		Six Months Ended*
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
	(Dollars in thousands, except per share amounts)

Operating income, as reported (GAAP)	$32,800	$52,599	$85,019	$122,253
Restructuring charges and other exit costs (a)	16,212	4,954	22,802	11,443
Pension income (b)	(55)	(309)	(109)	(621)
Operating income, as adjusted (non-GAAP) (e)	$48,957	$57,244	$107,712	$133,075

Income from continuing operations attributable to Warnaco Group common shareholders, as reported (GAAP)	$9,625	$45,566	$42,507	$90,098
Restructuring charges and other exit costs, net of income tax (a)	11,755	3,402	16,424	7,720
Pension income, net of income tax (b)	(21)	(184)	(42)	(381)
Lejaby loan receivable (c)	12,040	-	12,040	-
Taxation adjustment (d)	(3,204)	(11,788)	(3,346)	(10,137)
Income from continuing operations attributable to Warnaco Group common shareholders, as adjusted (non-GAAP) (e)	$30,195	$36,996	$67,583	$87,300

Diluted earnings per share from continuing operations attributable to Warnaco Group common shareholders, as reported (GAAP)	$0.23	$1.01	$1.01	$1.99
Restructuring charges and other exit costs, net of income tax (a)	0.28	0.07	0.39	$0.16
Pension income, net of income tax (b)	-	-	-	-
Lejaby loan receivable (c)	0.29	-	0.29	-
Taxation adjustment (d)	(0.08)	(0.26)	(0.08)	(0.22)
Diluted earnings per share from continuing operations attributable to Warnaco Group common shareholders, as adjusted (non-GAAP) (e)	$0.72	$0.82	$1.61	$1.93

*See footnotes on following page.

 Schedule 6 (cont.)

THE WARNACO GROUP, INC.
NON-GAAP MEASURES
(Dollars in thousands, excluding per share amounts)
(Unaudited)

a)  For all periods presented, this adjustment seeks to present operating income, income from continuing operations attributable to Warnaco Group common shareholders, and diluted earnings per share from continuing operations attributable to Warnaco Group common shareholders without the effects of restructuring charges and other exit costs. The income tax rates used to compute the income tax effect related to this adjustment correspond to the local statutory tax rates of the reporting entities that incurred restructuring charges and other exit costs.

b)  For all periods presented, this adjustment seeks to present operating income, income from continuing operations attributable to Warnaco Group common shareholders, and diluted earnings per share from continuing operations attributable to Warnaco Group common shareholders without the effects of pension income. The income tax rates used to compute the income tax effect related to this adjustment correspond to the local statutory tax rates of the reporting entities that recognized pension income.

c)  For the Three and Six Months Ended June 30, 2012, this adjustment seeks to present income from continuing operations attributable to Warnaco Group common shareholders and diluted earnings per share from continuing operations attributable to Warnaco Group common shareholders without the effects of the adjustments to the loan receivable related to the Company's discontinued Lejaby business.  These adjustments were recorded in other income/expense within income from continuing operations on the Company's Consolidated Condensed Financial Statements.  The reporting entity that recorded this adjustment has a 0% local statutory tax rate.

d) For the Three and Six Months Ended June 30, 2012 and the Three and Six Months Ended July 2, 2011, this adjustment reflects an additional amount required in order to present income from continuing operations attributable to Warnaco Group common shareholders and diluted earnings per share from continuing operations attributable to Warnaco Group common shareholders at the Company’s forecasted normalized tax rates for the fiscal year ending December 29, 2012 ("Fiscal 2012") (32.5%) and the fiscal year ended December 31, 2011 ("Fiscal 2011") (33.2%), respectively. The Company’s forecasted normalized tax rates for both Fiscal 2012 and Fiscal 2011 exclude the effects of restructuring charges and other exits costs, pension income and certain tax adjustments related to either changes in estimates in prior period tax provisions or adjustments for certain discrete tax items.  Adjustments for discrete items reflect the federal, state and foreign tax effects related to: 1) income taxes associated with legal entity reorganizations and restructurings; 2) tax provision or benefit resulting from statute expirations or the finalization of income tax examinations; and 3) other adjustments not considered part of the Company's core business activities.  In addition, this adjustment for Fiscal 2011 excludes the effect of a benefit of $10,900 recorded during the Three and Six Months Ended July 2, 2011 associated with the recognition of net operating losses in a foreign jurisdiction resulting from the successful petition of that country’s taxing authority.

e) The Company believes it is valuable for users of its financial statements to be made aware of the non-GAAP financial information, as such measures are used by management to evaluate the operating performance of the Company's continuing businesses on a comparable basis and to make operating and strategic decisions. Management believes such non-GAAP measures will also enhance users' ability to analyze trends in the Company's business. In addition, the Company uses performance targets based on non-GAAP operating income and diluted earnings per share from continuing operations as a component of the measurement of incentive compensation.

Schedule 6a

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE
NET REVENUES ON A CONSTANT CURRENCY BASIS
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2012
	GAAP	Impact of Foreign	Non-GAAP (Note 1)
	As Reported	Currency Exchange	Constant Currency
By Segment:
Sportswear Group	$265,028	$(17,712)	$282,740
Intimate Apparel Group	212,126	(8,223)	220,349
Swimwear Group	86,757	(1,277)	88,034
Net revenues	$563,911	$(27,212)	$591,123

By Region:
United States	$247,827	$-	$247,827
Europe	107,728	(11,254)	118,982
Asia	116,432	(2,964)	119,396
Mexico and Central and South America	61,978	(11,531)	73,509
Canada	29,946	(1,463)	31,409
Total	$563,911	$(27,212)	$591,123

Note 1:
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP.  Foreign currency exchange rate fluctuations affect the amounts reported by the Company when it translates its foreign revenues into U.S. dollars.  These rate fluctuations can have a significant effect on reported operating results.  As a supplement to the Company's reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure.  The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates.  Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company's businesses.

To calculate the increase in segment revenues on a constant currency basis, net revenues for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S.dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in isolation from, or as a substitute for, the Company's operating performance measures calculated in accordance with GAAP.  The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

Schedule 6b

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE
NET REVENUES ON A CONSTANT CURRENCY BASIS
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 31, 2012
	GAAP	Impact of Foreign	Non-GAAP*
	As Reported	Currency Exchange	Constant Currency
By Segment:
Sportswear Group	$565,831	$(22,321)	$588,152
Intimate Apparel Group	435,003	(10,579)	445,582
Swimwear Group	178,618	(1,951)	180,569
Net revenues	$1,179,452	$(34,851)	$1,214,303

By Region:
United States	$496,236	$-	$496,236
Europe	254,040	(15,680)	269,720
Asia	254,195	(1,885)	256,080
Mexico and Central and South America	115,081	(15,294)	130,375
Canada	59,900	(1,992)	61,892
Total	$1,179,452	$(34,851)	$1,214,303

* See Note 1 on Schedule 6a.

Schedule 7

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE - FISCAL 2012 OUTLOOK
(Unaudited)

NET REVENUE GUIDANCE	Percentages
Estimated increase in net revenues for Fiscal 2012 compared to levels in Fiscal 2011
GAAP basis	-2.00%	to	0.00%
Non-GAAP basis (constant currency) (a)	2.00%	to	4.00%

EARNINGS PER SHARE GUIDANCE (based on recent exchange rates)
Diluted income per common share from continuing operations	U.S. Dollars
GAAP basis (assuming minimal pension expense / income)	$2.94	to	$3.00
Restructuring charges and other exit costs (b)	0.77	to	0.86
Adjustment of Lejaby loan receivable (c)	0.29	to	0.29
As adjusted (non-GAAP basis) (d)	$4.00	to	$4.15

(a)
To calculate the expected increase in net revenues on a constant currency basis, expected net revenues for Fiscal 2012 for entities reporting in currencies other than the U.S. dollar have been translated into U.S. dollars at the average exchange rates in effect during Fiscal 2011.

(b)
Reflects between $32 million to $35 million of estimated restructuring charges (net of an income tax benefit of between $13 million and $15 million) primarily related to the consolidation of certain international operations, the reorganization of the Company's management structure, the closure of facilities or retail stores, the exit of CKJ.com and the transition of the Company's CK/Calvin Klein "bridge" businesses back to Calvin Klein, Inc.

(c)
Reflects $12.0 million of expenses related to the adjustment of the loan receivable in connection with the Company's Lejaby discontinued business. The reporting entity that recorded this adjustment has a 0% local statutory tax rate. Such adjustment was recorded in other income/expense within income from continuing operations.

(d)
The Company believes it is useful for users of its financial statements to be made aware of the "As Adjusted" (non-GAAP) forecasted diluted income per common share from continuing operations as this is one of the measures used by management to evaluate the operating performance of the Company's continuing businesses on a comparable basis. The Company believes that this non-GAAP measure will also enhance users’ ability to analyze trends in the Company’s business. In addition, the Company uses performance targets based, in part, on this non-GAAP measure as a component of the measurement of employee incentive compensation. Management does not, nor should investors, consider this non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.